EXHIBIT 13
                                                                      ----------



                             PRIMEWEST ENERGY TRUST

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

         Take notice that a special meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of PrimeWest Energy Trust (the "Trust") will be held at Salon C of the Delta Bow Valley Hotel, 209 - 4th Avenue S.E., Calgary, Alberta, 3:00 p.m. (Calgary time) on Wednesday, December 12, 2001 for the following purposes:

1. to consider, and if thought fit, pass a special resolution approving the amalgamation of PrimeWest Energy Inc., PrimeWest Resources Ltd., PrimeWest Royalty Corp. and PrimeWest Oil and Gas Corp. and the amendment and restatement of the material agreements of the Trust, all as described in the information circular which accompanies this notice; and

2. to transact any other business which may properly come before the Meeting.

Calgary, November 6, 2001                    By order of the Board of Directors
                                             of PrimeWest Energy Inc., the duly
                                             appointed attorney for PrimeWest
                                             Energy Trust


                                             /s/ James T. Bruvall
                                             ----------------------------------
                                             Name:  James T. Bruvall
                                             Title: Secretary


         The specific details of the matters proposed to be put before the Meeting set forth in the Management Proxy Circular accompanying this notice.

         UNITHOLDERS OF THE TRUST WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED FORM OF PROXY AND TO MAIL IT TO, OR DEPOSIT IT WITH COMPUTERSHARE TRUST COMPANY OF CANADA, 1800 MCGILL COLLEGE AVENUE, MONTREAL, QUEBEC, H3A 3K9 (OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, FORMS OF PROXY MUST BE RETURNED NOT LESS THAN 24 HOURS BEFORE THE TIME FOR HOLDING THE MEETING OR ANY ADJOURNMENT THEREOF OR BE DEPOSITED WITH THE CHAIRMAN OF THE MEETING PRIOR TO ITS COMMENCEMENT.

         UNITHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON NOVEMBER 6, 2001, WILL BE ENTITLED TO RECEIVE NOTICE OF, AND TO ATTEND AND VOTE AT, THE MEETING, UNLESS THE UNITHOLDER HAS TRANSFERRED ANY TRUST UNITS SUBSEQUENT TO THAT DATE AND THE TRANSFEREE UNITHOLDER, NOT LATER THAN 10 DAYS BEFORE THE MEETING, HAS ESTABLISHED HIS OWNERSHIP OF THE TRUST UNITS AND DEMANDS HIS NAME TO BE INCLUDED ON THE LIST OF UNITHOLDERS, IN WHICH EVENT SUCH TRANSFEREE WILL BE ENTITLED TO VOTE AT THE MEETING.

         HOLDERS OF EXCHANGEABLE SHARES IN THE CAPITAL OF PRIMEWEST OIL AND GAS CORP. WHICH ARE EXCHANGEABLE INTO TRUST UNITS ("PRIMEWEST EXCHANGEABLE SHARES") MAY VOTE BY SIGNING THE ENCLOSED FORM OF DIRECTION AND REMITTING IT TO MONTREAL TRUST COMPANY OF CANADA C/O COMPUTERSHARE TRUST COMPANY OF CANADA, 1800 MCGILL COLLEGE AVENUE, MONTREAL, QUEBEC, H3A 3K9 (OR BY HAND DELIVERY TO 600, 530-8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, THE PRIMEWEST EXCHANGEABLE SHARE DIRECTION MUST BE RECEIVED BY COMPUTERSHARE TRUST COMPANY OF CANADA ON BEHALF OF MONTREAL TRUST COMPANY OF CANADA NOT LATER 3:00 P.M (CALGARY TIME) ON TUESDAY, DECEMBER 11, 2001.

         HOLDERS OF PRIMEWEST EXCHANGEABLE SHARES OF RECORD AT THE CLOSE OF BUSINESS ON NOVEMBER 6, 2001 WILL BE ENTITLED TO RECEIVE NOTICE OF AND TO ATTEND THE MEETING AND TO VOTE BY WAY OF THE ENCLOSED PRIMEWEST EXCHANGEABLE SHARE DIRECTION ON MATTERS TO COME BEFORE THE MEETING.

                             PRIMEWEST ENERGY TRUST
                           4700, 150 - 6TH AVENUE S.W.
                                CALGARY, ALBERTA
                                     T2P 4J2

                            MANAGEMENT PROXY CIRCULAR

                            GENERAL PROXY INFORMATION

SOLICITATION OF PROXY

         THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF COMPUTERSHARE TRUST COMPANY OF CANADA (THE "TRUSTEE") BY PRIMEWEST MANAGEMENT INC. (THE "MANAGER"), THE MANAGER OF PRIMEWEST ENERGY INC. ("PRIMEWEST") AND PRIMEWEST ENERGY TRUST (THE "TRUST"), PURSUANT TO THE TERMS OF THE MANAGEMENT AGREEMENT DATED OCTOBER 16, 1996 (AS AMENDED), FOR USE AT THE SPECIAL MEETING (THE "MEETING") OF THE HOLDERS (THE "UNITHOLDERS") OF TRUST UNITS ("TRUST UNITS") OF THE TRUST TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE NOTICE OF SPECIAL MEETING OF UNITHOLDERS. The Manager will be reimbursed by the Trust for costs of solicitation. In addition to the use of mail, proxies may be solicited by personal interviews, telephone, or facsimile by directors and officers of PrimeWest, without special compensation. Information contained herein is given as of the date hereof unless otherwise specifically stated.

         For the purpose of this Management Proxy Circular, unless the context otherwise requires, capitalized terms shall have the meanings ascribed to such terms in the declaration of trust (the "Declaration of Trust") dated as of the 2nd day of August, 1996 and restated as of October 26, 2001 between PrimeWest and the Trustee. A copy of the Declaration of Trust is available to Unitholders from the head office of the Trust on demand and upon payment of reasonable reproduction costs.

APPOINTMENT OF PROXIES

         Unitholders who wish to vote their Trust Units should complete and remit the attached form of proxy to Computershare Trust Company of Canada, 1800 McGill College Avenue, Montreal, Quebec H3A 3K9 (or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8), not less than 24 hours before the time for the holding of the Meeting or any adjournment thereof or with the Chairman of the Meeting prior to the commencement thereof. By a resolution of the directors of PrimeWest, the record date for the Meeting has been established as the close of business on November 6, 2001 (the "Record Date"). Only Unitholders of record as at the Record Date are entitled to receive notice of, and to vote at, the Meeting, subject to the following. In the event a Unitholder of record transfers his Trust Units and the transferee, upon producing properly endorsed certificates evidencing such Trust Units or otherwise establishing that he owns such Trust Units, requests no later than 10 days before the Meeting that the transferee be included in the list of Unitholders entitled to vote, such transferee shall be entitled to vote such Trust Units at the Meeting.

         The document appointing a proxy shall be in writing and shall be executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

         THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE DIRECTORS OR OFFICERS OF PRIMEWEST. A UNITHOLDER SUBMITTING A FORM OF PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM AT THE MEETING (WHO NEED NOT BE A UNITHOLDER) OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUSTEE. TO EXERCISE SUCH RIGHT, THE NAMES OF THE PERSONS DESIGNATED BY THE MANAGER SHOULD BE CROSSED OUT AND THE NAME OF THE UNITHOLDER'S APPOINTEE SHOULD BE LEGIBLY PRINTED IN THE BLANK SPACE PROVIDED.

REVOCABILITY OF PROXY

         A Unitholder who has submitted a form of proxy as directed hereunder may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to the revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Unitholder or his attorney or authorized agent and deposited either at the registered office of the Trustee at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

EXERCISE OF DISCRETION BY PROXY

         The Trust Units represented by proxy in favour of the listed nominees will be voted on any ballot at the Meeting and, where the Unitholder specifies a choice with respect to any matter to be acted upon, such Trust Units shall be voted on any ballot in accordance with the specification so made. IN THE ABSENCE OF SUCH SPECIFICATION, TRUST UNITS WILL BE VOTED TO GRANT THE TRUSTEE APPROVAL TO DIRECT THE MANAGER TO VOTE COMMON SHARES OF PRIMEWEST IN FAVOUR OF THE PROPOSED RESOLUTIONS OF PRIMEWEST AND TO VOTE IN FAVOUR OF THE PROPOSED RESOLUTIONS OF THE UNITHOLDERS. THE PERSONS APPOINTED UNDER THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUST BY THE MANAGER ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THE PROXY AND NOTICE OF MEETING AND AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. AT THE TIME OF MAILING OF THIS MANAGEMENT PROXY CIRCULAR, NONE OF THE TRUSTEE, MANAGEMENT OF PRIMEWEST AND THE MANAGER KNOW OF ANY SUCH AMENDMENT, VARIATION OR OTHER MATTER.

RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES OF PRIMEWEST OIL AND GAS CORP.

         In accordance with the Voting and Exchange Trust Agreement (the "Voting and Exchange Trust Agreement") dated March 28, 2001 among the Trust, PrimeWest, PrimeWest Oil and Gas Corp. ("Oil and Gas") and Montreal Trust Company of Canada ("Montreal Trust"), the Trust has issued a Special Voting Unit to Montreal Trust, for the benefit of the holders (other than the Trust and PrimeWest) of the Exchangeable Shares of Oil and Gas (the "Oil and Gas Exchangeable Shares"). The Special Voting Unit carries a number of votes, exercisable at the Meeting equal to the number of PrimeWest Units (rounded down to the nearest whole number) into which the Oil and Gas Exchangeable Shares are exchangeable on the Record Date.

         Each holder of an Oil and Gas Exchangeable Share on the Record Date is entitled to direct Montreal Trust to exercise that number of votes attached to the Special Voting Unit equal to the number of PrimeWest Units (rounded down to the nearest whole number) into which such share is exchangeable. Alternatively, such holder is entitled to direct Montreal Trust to give a proxy to such holder or his designee to exercise personally such votes or to give a proxy to a designated agent or other representative of the management of the Trust or PrimeWest to exercise such votes. Montreal Trust will exercise each vote attached to the special voting unit only as directed by the holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.

         Montreal Trust has sent the notice of the Meeting to the holders of the Oil and Gas Exchangeable Shares, together with the related meeting materials and a statement as to the manner in which the holder may instruct Montreal Trust to exercise the votes attaching to the Special Voting Unit. Such instructions may be mailed or hand delivered to Montreal Trust Company of Canada c/o Computershare Trust Company of Canada, 1800 McGill College Avenue, Montreal, Quebec, H3A 3K9 (or hand delivered to 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8). In order to be valid such instructions must be received by Montreal Trust not later than 3:00 p.m. (Calgary time) on Tuesday, December 11, 2001.

         A holder of Oil and Gas Exchangeable Shares who has submitted instructions to Montreal Trust with respect to the exercise of votes attached to the Special Voting Unit may revoke it at any time prior to the exercise thereof. In addition to the revocation in any other manner permitted by law, a direction to Montreal Trust may be revoked by instrument in writing executed by the holder of such Oil and Gas Exchangeable Shares or his attorney or authorized agent and deposited with Montreal Trust at any time up to 3:00 p.m. (Calgary time) on Tuesday, December 11, 2001, and upon such deposit, the direction is revoked.


                    SECURITIES AND PRINCIPAL HOLDERS THEREOF

TRUST UNITS

         The Trust is an open-end investment trust the sole purpose of which is the investing of its funds in oil and gas production and reserves and issuing Trust Units to the public. The sole beneficiaries of the Trust are the holders of the Trust Units. As at October 30, 2001, the Trust had 115,602,388 issued and outstanding Trust Units. Pursuant to the terms of the Declaration of Trust, Unitholders of record are entitled to notice of and to attend at the Meeting, in person or by proxy, and to one vote per Trust Unit held on any ballot thereat.

COMMON SHARES OF PRIMEWEST

         PrimeWest, the primary operating entity for the Trust, presently has 100 issued and outstanding common shares ("PrimeWest Common Shares") to which are attached voting rights. All PrimeWest Common Shares are owned by the Manager. The Manager, pursuant to the terms of the Unanimous Shareholder Agreement is, except as specifically set forth therein, obligated to exercise the voting rights attached to the PrimeWest Common Shares in the manner directed by resolution of the Unitholders.

EXCHANGEABLE SHARES OF OIL AND GAS

         Oil and Gas, a subsidiary of the Trust, has issued the Oil and Gas Exchangeable Shares in connection with the acquisition of Cypress Energy Inc. ("Cypress"). As at October 30, 2001, Oil and Gas had 3,373,382 issued and outstanding Oil and Gas Exchangeable Shares exchangeable in the aggregate into 4,002,450 Trust Units of the Trust.

EXCHANGEABLE SHARES OF PRIMEWEST RESOURCES LTD.

PrimeWest Resources Ltd. ("Resources"), a subsidiary of PrimeWest, has issued exchangeable shares ("Resources Exchangeable Shares") in connection with the acquisition of Venator Petroleum Company Ltd. ("Venator"). As at October 30, 2001, Resources had 754,489 issued and outstanding Resources Exchangeable Shares that are exchangeable in the aggregate into 979,583 Trust Units of the Trust.

PRINCIPAL HOLDERS OF TRUST UNITS

         To the best of the knowledge of the directors and officers of PrimeWest, no person or company beneficially owns directly or indirectly, or exercises control or direction over Trust Units carrying more than 10 percent of the votes attached to all of the issued and outstanding Trust Units of the Trust.


                     MATTERS TO BE CONSIDERED AT THE MEETING

RE-ORGANIZATION OF OPERATING STRUCTURE

BACKGROUND

         The Trust has in the last two years been a highly active acquiror of exploration and production companies. During that time, the Trust acquired Venator through Resources, Reserve Royalty Corporation ("Reserve Royalty") through PrimeWest Royalty Corp. ("Royalty") and Cypress through Oil and Gas.

         At the time of each such acquisition, the Trust and PrimeWest effected the acquisition through a newly created wholly-owned subsidiary, allowing greater tax planning and organizational flexibility than would have been the case if the Trust or PrimeWest had effected the acquisition itself.

         As the Trust and PrimeWest have now fully integrated the operations of Venator, Reserve Royalty and Cypress, the rationale for preserving Resources, Royalty and Oil and Gas as separate operating subsidiaries has largely passed. In addition, the contractual arrangements among the Trust, PrimeWest, Resources, Royalty and Oil and Gas are complex and the applicable regulatory filing requirements can be administratively burdensome.

         The Trust and PrimeWest believe that substantial savings in general and administrative expense could be realized if PrimeWest's operating structure was simplified. Those savings can be maximized by effecting the re-organization at the end of the fiscal year.

RE-ORGANIZATION TRANSACTIONS

         The Trust and PrimeWest are proposing that PrimeWest's operating structure be re-organized by amalgamating PrimeWest, Resources, Royalty and Oil and Gas (the "Amalgamation") and by having the common shares of the amalgamated entity ("New PrimeWest") owned by the Trust, as to 99%, and the Manager, as to 1%. The common shares of New PrimeWest to be held by the Manager will carry with them 11% of the votes attaching to the shares of New PrimeWest, in order to meet certain qualifications for dividends under Canadian tax laws. However, the unanimous shareholder agreement of New PrimeWest will provide that the shares of New PrimeWest held by the Manager may only be voted as directed by the Unitholders.

         The Trust and PrimeWest also intend that implementing the proposed re-organization not adversely affect the rights of Unitholders or the holders of Resources Exchangeable Shares or Oil and Gas Exchangeable Shares. Accordingly, if the re-organization is approved, the Trust and PrimeWest will also cause the material agreements governing the structure of PrimeWest and the rights and obligations of Unitholders, the holders of Resources Exchangeable Shares, the holders of Oil and Gas Exchangeable Shares, the Trust, the Manager and PrimeWest to be amended and restated to ensure that those rights and obligations are not affected by the re-organization.

IMPACT OF THE AMALGAMATION ON THE HOLDERS OF EXCHANGEABLE SHARES

         As a result of the Amalgamation, each holder of Resources Exchangeable Shares will receive one class B exchangeable share of New PrimeWest for each Resources Exchangeable Share held, and each holder of Oil and Gas Exchangeable Shares will receive one class A exchangeable share of New PrimeWest for each Oil and Gas Exchangeable Share held. Although the class B exchangeable shares will technically rank junior to the class A exchangeable shares at the New PrimeWest level, the essence of the exchageable shares is their right to be exchanged into Trust Units and the entitlement of the holders of Resources Exchangeable Shares and Oil and Gas Exchangeable Shares to exchange their exchangeable shares for Trust Units will not be affected by the Amalgamation.

CONDITIONS TO THE RE-ORGANIZATION BECOMING EFFECTIVE

         The Amalgamation and the balance of the proposed re-organization will not become effective unless the following conditions have been satisfied:

         (a) Unitholders shall have approved, by special resolution passed in accordance with the Declaration of Trust, the Amalgamation and the amendment and restatement of the material contracts of the Trust, PrimeWest and the Manager to the extent required to effect the Amalgamation;

         (b) the Manager, as the sole shareholder of PrimeWest, shall have approved the Amalgamation by special resolution passed in accordance with the BUSINESS CORPORATIONS ACT (Alberta) (the "ABCA");

         (c) the holders of the common shares of Resources and the Resources Exchangeable Shares, voting separately as a class, shall have approved the Amalgamation by special resolution passed in accordance with the ABCA;

         (d) PrimeWest, as the sole shareholder of Royalty, shall have approved the Amalgamation by special resolution passed in accordance with the ABCA;

         (e) the Trust, as the sole holder of the class A common shares of Oil and Gas, PrimeWest, as the sole holder of the class B common shares of Oil and Gas, and the holders of Oil and Gas Exchangeable Shares, voting together, shall have approved the Amalgamation by special resolution passed in accordance with the ABCA; and

         (f) all necessary regulatory and similar approvals to permit the Amalgamation shall have been obtained.

UNITHOLDER RESOLUTIONS

         The Board of Directors of PrimeWest has approved and recommends to the Unitholders for approval by them at the Meeting the following special resolution:

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The amalgamation of PrimeWest Energy Inc., PrimeWest Resources Ltd., PrimeWest Royalty Corp. and PrimeWest Oil and Gas Corp. on the basis described in the information circular of the Trust dated November 6, 2001 be and the same is hereby approved.

2. The amendment and restatement of the material contracts of PrimeWest Energy Trust and PrimeWest Energy Inc., including the management agreement with PrimeWest Management Inc., the royalty agreement and the unanimous shareholder agreement of PrimeWest Energy Inc., on the basis that the rights and obligations of PrimeWest Energy Trust, PrimeWest Energy Inc. and PrimeWest Management Inc. will not in substance be changed by the amalgamation, be and the same is hereby approved.

3. Any director or officer of PrimeWest Energy Inc. be and is hereby authorized to execute and deliver all documents and to do all other acts and things necessary or desirable to give effect to the amalgamation.

4. This special resolution may be revoked by the directors of PrimeWest Energy Inc. without further approval of the unitholders at any time prior to the issue of a Certificate of Amalgamation in respect of the amalgamation.

BY-LAWS OF NEW PRIMEWEST

         New PrimeWest will adopt the by-laws of PrimeWest.

AUDITORS

         PricewaterhouseCoopers LLP will be the auditors of New PrimeWest until the next annual meeting of the shareholders of New PrimeWest.

                              PERFORMANCE ANALYSIS

         The following graph compares the cumulative total unitholder return (assuming a $100 investment in the Trust Units on October 16, 1996) with the cumulative total return of the TSE 300 Composite Total Return Index and the TSE Oil & Gas Producers Total Return Index, assuming the reinvestment of distributions, where applicable, for the comparable period. The total unitholder return shown in the following graph is based on a first instalment payment of $6.00 per Trust Unit at the time of the Trust's initial public offering on October 16, 1996 and assumes that the $4.00 final instalment payment was made by Unitholders in 1997 and on or before October 16, 1997, as was required of Unitholders who had acquired Trust Units on an instalment payment basis.

===================================================================================================================
Index               October 16,     December 31,    December 31,    December 31,     December 31,    December 31,
                       1996             1996            1997            1998             1999            2000
-------------------------------------------------------------------------------------------------------------------
PrimeWest              $100           $129.00         $102.23          $71.18          $106.28         $178.19
TSE 300                 100           $108.62          124.89          122.92           161.90          173.90
TSE Oil & Gas           100           $110.83           99.24           69.06            84.61          123.94
Producers
===================================================================================================================

Note: The first trading date of the Trust Units, then represented by instalment receipts, on The Toronto Stock Exchange was October 16, 1996.



                                [CHART OMITTED]



                             EXECUTIVE COMPENSATION

         PrimeWest's officers received no direct compensation from PrimeWest in 2000. However, all officers of PrimeWest are also officers of the Manager and were compensated by the Manager. Pursuant to the Management Agreement, the Manager is reimbursed by

PrimeWest and the Trust for all of its general and administrative expenses, including executive compensation. A more detailed description of this arrangement can be found under the heading "Interest of Insiders in Material Transactions and Management Contracts".

REPORT ON EXECUTIVE COMPENSATION

         The Independent Directors act as the Corporate Governance and Compensation Committee for PrimeWest and the Trust. Pursuant to the terms of the Management Agreement the compensation paid to the senior officers of the Manager is subject to the approval of the Board of Directors. The Independent Directors have reviewed the compensation structure of the Manager with respect to its executive officers to ensure that the Manager is able, and continues to be able, to attract and retain quality and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in the best interests of the Trust.

         Employees of the Manager, including executives, participate in a group registered retirement savings plan (the "Employee Group RRSP") set up by the Manager. The Employee Group RRSP is administered on behalf of the participants by Mutual Life of Canada. Under the terms of the Employee Group RRSP, the Manager contributes 7% of the base salary paid to an employee to the plan on behalf of the employee. Contributions to the Employee Group RRSP vest immediately and there are no plan restrictions on employees in respect of the withdrawal or transfer of funds contributed to the plan on their behalf.

         Employees of the Manager, including executives, also participate in a short term incentive plan (the "Short Term Incentive Plan") under which annual cash bonuses are payable to employees in an amount to be determined based on a combination of individual and Trust performance. Payments under the plan are made at the end of February of each year. The maximum amount payable under the Short Term Incentive Plan for executives, other than the chief executive officer and chief operating officer, is 50% of base salary and 60% of base salary for the chief executive officer and chief operating officer. Between fifty and sixty percent of the amount of the executive officers bonus under the Short Term Incentive Plan is determined strictly on the basis of the Trust meeting operational and distribution targets set by the Board of Directors at the beginning of each calendar year. The balance of any such bonus is determined based on individual performance. In the case of executives, other than the chief executive officer, individual performance is assessed by the chief executive officer. The chief executive officer's individual performance is assessed by the Board of Directors.

         Unit Appreciation Rights under the Trust Unit Incentive Plan are granted at the discretion of the Board of Directors to executive officers from time to time as a long term performance incentive. Subject to the discretion of the Board of Directors, the Manager has adopted a policy for future grants of new Unit Appreciation Rights to employees, including the executive officers, on an annual basis. Under the terms of the Trust Unit Incentive Plan, participating executive officers may be eligible to receive Trust Units or a cash payment, based on the total return to Unitholders (measured by both changes in Trust Unit prices and cash distributions made to Unitholders) being in excess of a threshold of five percent per annum.

         The Corporate Governance and Compensation Committee and the Manager undertake an independent review of the compensation package of its executive officers annually with a view to ensuring that the compensation paid to its executive officers is commensurate with compensation packages provided by operating Canadian oil and gas companies and royalty trusts of a similar size and capitalization and with a similar performance to that of the Trust on an ongoing basis.

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation paid to "named executive officers" of the Manager for which the Manager was reimbursed by PrimeWest or the Trust during the year ended December 31, 2000. Aspects of this compensation are dealt with in the following tables.

========================== =========== ================================ ======================================= ==================
                                             Annual Compensation                 Long-Term Compensation
                                       -------------------------------- ---------------------------------------
                                                                                 Awards            Payouts
                                                                        -------------------------- ------------
                                                       Other Annual               Unit                              All Other
   Name and Principal                    Salary        Compensation           Appreciation            LTIP        Compensation
       Position(4)          Year(1)        ($)            ($)(2)          Rights Granted (#)(3)    Payouts ($)         ($)
-------------------------- ----------- ------------ ------------------- -------------------------- ------------ ------------------
Kent J. MacIntyre             2000       275,000          89,370                 199,721                --              --
Chief Executive Officer       1999       275,000         199,475(5)              199,275                --              --
                              1998       275,000          16,689                 254,630                --              --
-------------------------- ----------- ------------ ------------------- -------------------------- ------------ ------------------
D. Hugh Gillard(6)            2000       250,000          96,456                 231,826             137,026            --
President & COO               1999       238,984          16,274                 247,525                                --
-------------------------- ----------- ------------ ------------------- -------------------------- ------------ ------------------
Tim Granger                   2000       177,083          32,668                  77,869              25,211            --
Vice President,               1999        96,591           7,170                  64,394                --              --
Production
-------------------------- ----------- ------------ ------------------- -------------------------- ------------ ------------------
Ronald Ambrozy                2000       145,832          40,618                 54,474              122,819            --
Vice President,               1999       137,500          32,324                 50,182                 --              --
Corporate Development         1998       130,000           8,279                 61,905                 --              --

-------------------------- ----------- ------------ ------------------- -------------------------- ------------ ------------------
Susan M. Duncan               2000       142,083          39,347                 39,944              182,838            --
Vice President, Finance       1999       137,500          36,629                 49,819                 --              --
                              1998       125,000          48,102                 57,870                 --              --
========================== =========== ============ =================== ========================== ============ ==================

Notes:

(1) Ms. Duncan became an employee of the Manager effective February 1, 1997, Mr. MacIntyre became an employee of the Manager effective April 1, 1997, Mr. Ambrozy became an employee of the Manager on October 13, 1997, Mr. Gillard became an employee effective January 18, 1999 and Mr. Granger became an employee effective June 8, 1999.

(2) Amounts include payments under the short term incentive plan and benefits paid to the employees such as the Group RRSP and other taxable amounts.

(3) The Unit Appreciation Rights are described below. See "Executive Compensation - Unit Appreciation Rights".

(4) Certain officers indirectly hold economic interests in the Manager and accordingly receive an indirect benefit through amounts paid to the Manager. See "Interest of Insiders in Material Transactions and Management Contracts".

(5)      Of this amount $133,500 relates to a bonus for 1997 paid in 1999.

(6) On January 9, 2001, the Trust announced that Mr. Gillard had resigned as President, Chief Operating Officer and Director of PrimeWest Energy Inc.

UNIT APPRECIATION RIGHTS

         Except as set out below, no options or other Trust Unit rights have been granted to any officer of PrimeWest or the Manager. Under the terms of the Trust Unit Incentive Plan, personnel entitled to participate in the plan will be entitled to exercise the unit appreciation rights ("Unit Appreciation Rights") granted to them in one-third increments over each of the first three anniversaries of the effective date of the grant thereof. The following table sets forth certain information relating to the Unit Appreciation Rights issued to the named executive officers under the Trust Unit Incentive Plan, during the year ended December 31, 2000.

============================ =================== ================== ==================== ===================== =====================
           Name                     Unit          % of Total Unit      Base Price of       Market Value of         Expiration Date
                                Appreciation       Appreciation         Trust Units          Trust Units
                                   Rights         Rights Granted      underlying Unit      Underlying Unit
                                  Granted        in Fiscal Period   Appreciation Rights  Appreciation Rights
                                    (#)                                  ($/Unit)        on the Date of Grant
                                                                                               ($/Unit)
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Kent J. MacIntyre                 199,721              14.1                $8.95                $8.95             October 16, 2006
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Hugh Gillard(2)                   231,826              16.4                $7.01                $7.01             January 18, 2006
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Tim Granger                        77,869               5.5                $7.45                $7.45               June 8, 2006
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Ronald Ambrozy                     54,474               3.8                $8.80                $8.80             October 12, 2006
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Susan M. Duncan                    39,944               2.8                $8.95                $8.95             October 16, 2006
============================ =================== ================== ==================== ===================== =====================


         The following table and the notes thereto set forth information concerning aggregated exercises of Unit Appreciation Rights by the named executive officers during the year ended December 31, 2000 together with the number and value of unexercised Unit Appreciation Rights held by each of the named executive officers as at December 31, 2000.

============================= =================== ================= =============================== ================================
            Name                 Trust Units      Aggregate Value    Unexercised Unit Appreciation        Value of Unexercised
                                 Acquired on          Realized             Rights at Year End        in-the-money Unit Appreciation
                                   Exercise                                                                Rights at Year End
                                                                                                                    $
                                                                    =============================== ================================
                                                                       Vested         Unvested(1)        Vested        Unvested(1)
----------------------------- ------------------- ----------------- -------------- ---------------- ---------------- ---------------
Kent J. MacIntyre                     --                 --            765,894          419,809        $4,183,808       $1,245,186
----------------------------- ------------------- ----------------- -------------- ---------------- ---------------- ---------------
Hugh Gillard(2)                     18,517            $137,026          41,683          397,668          $303,869       $2,021,919
----------------------------- ------------------- ----------------- -------------- ---------------- ---------------- ---------------
Tim Granger                          3,253             $25,211          10,650          121,013           $53,463         $405,805
----------------------------- ------------------- ----------------- -------------- ---------------- ---------------- ---------------
Ronald Ambrozy                      14,886            $122,819         122,010          109,144          $647,641         $322,655
----------------------------- ------------------- ----------------- -------------- ---------------- ---------------- ---------------
Susan M. Duncan                     23,075            $182,838         116,565           92,989          $608,069         $293,746
============================= =================== ================= ============== ================ ================ ===============

Notes:

(1) The board of directors of PrimeWest has the ability to accelerate the vesting of all unvested Unit Appreciation Rights on the occurrence of any one of a number of specified events.

(2) On January 9, 2001, the Trust announced that Mr. Gillard had resigned as President, Chief Operating Officer and Director of PrimeWest Energy Inc.

COMPENSATION OF DIRECTORS

         The Chairman of PrimeWest is paid an annual retainer of $12,500 and an additional $1,250 for each Board of Directors, Audit Committee and Corporate Governance and Compensation Committee meeting attended. Each of the other Independent Directors of PrimeWest receive an annual retainer of $10,000 and an additional $1,000 for each Board of Directors, Audit Committee and Corporate Governance and Compensation Committee meeting attended. In addition, each Independent Director has been granted a total of 21,788 Unit Appreciation Rights under the Trust Unit Incentive Plan during the fiscal period ended December 31, 2000. The Independent Directors receive an annual grant of a number of Unit Appreciation Rights determined by the formula applicable to Independent Directors. Mr. Emes is a partner of Stikeman Elliott, which firm receives fees for legal services rendered to PrimeWest and the Trust.

LIABILITY INSURANCE OF DIRECTORS AND OFFICERS

         PrimeWest maintains directors' and officers' liability insurance coverage for losses to PrimeWest if it is required to reimburse directors and officers, where permitted, and for direct indemnity of directors and officers where corporate reimbursement is not permitted by law. The insurance protects PrimeWest against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers acting in such capacity for PrimeWest. All directors and officers of PrimeWest are covered by the policy and the amount of insurance applies collectively to all.


     INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS AND MANAGEMENT CONTRACTS

         Computershare Trust Company of Canada is the Trustee and also acts as the transfer agent for the Trust Units. The Trustee is paid a reasonable fee in connection with the administration of the Trust and is also reimbursed for all of its expenses properly incurred, as agreed by the Trustee and PrimeWest.

         PrimeWest is a corporation established under the laws of the Province of Alberta. PrimeWest has granted a 99% net profits royalty to the Trust on all oil and gas properties owned now and in the future by PrimeWest.

         The Manager is a corporation established under the laws of the Province of Alberta whose business is restricted to managing the oil and gas properties owned, directly and indirectly, by PrimeWest and the Trust and to managing PrimeWest, the Trust and their subsidiaries, all pursuant to the provisions of the Management Agreement. A description of the compensation received by the Manager for providing management services to PrimeWest and the Trust is set out below.

         All of the shares of the Manager are held by Canadian Income Fund Group Inc., a corporation wholly-owned by Mr. MacIntyre, although certain present and past officers of the Manager and their family members have economic interests therein. The Manager is effectively controlled by Mr. MacIntyre.

         Mr. Emes, a director of PrimeWest, and Mr. Bruvall, the Secretary of PrimeWest and the Manager, are partners in Stikeman Elliott, a law firm which provides legal services to the Trust, PrimeWest and the Manager.

MANAGEMENT FEES

         Pursuant to the Management Agreement, the Manager receives (a) a management fee, payable on the 15th day following each March 31, June 30, September 30 and December 31 equal to 2.5% of the total of Net Production Revenue (as defined therein) plus Alberta royalty tax credit, if any, less Crown royalties and other Crown charges attributable to the properties of PrimeWest, the Trust or their subsidiaries; and (b) quarterly incentive payments. The quarterly incentive payments for the year ended December 31, 2000 amounted to 90,411 Trust Units. The incentive payments are adjusted quarterly based on the total issued and outstanding Trust Units so that the quarterly incentive payments will be in the same proportion as 12,500 is to the outstanding Trust Units on the closing of the initial public offering of the Trust.

ACQUISITION AND DISPOSITION FEES

         The Manager is paid an acquisition fee equal to 1.5% of the purchase price of any assets acquired by PrimeWest, the Trust or their respective subsidiaries. In the event that PrimeWest, the Trust or any subsidiary disposes of any assets, the Manager receives a disposition fee equal to 1.25% of the sale price of the properties sold. In the case of asset exchanges or swaps, the Manager receives the 1.5% acquisition fee up to the purchase price of any assets acquired and receives the 1.25% disposition fee to the extent the value of the assets being disposed of exceeds the value of the assets being acquired. During the year ended December 31, 2000, an aggregate of $1,722,653 in acquisition and disposition fees was paid to the Manager.

GENERAL AND ADMINISTRATIVE COSTS

         The Manager is reimbursed for all of its general and administrative costs by either PrimeWest or the Trust. Overhead recoveries by PrimeWest as operator of those properties which are operated by PrimeWest are used to offset general and administrative costs incurred by the Manager.

RESIDUAL ROYALTY INCOME

         Pursuant to Unanimous Shareholder Agreement, the Manager is entitled to receive a dividend on the shares of PrimeWest equal to approximately 1% of the net production revenue attributable to the oil and gas properties owned by PrimeWest, the Trust or their subsidiaries. The Manager is entitled to receive payment of such dividends on a quarterly basis.

TOTAL COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2000

         In total, the Manager received $6,565,595, inclusive of the 1% residual royalty dividend of $835,000 and the 90,411 Trust Units issued to the Manager as the quarterly incentive payments (which were given a value equal to the closing price of Trust Units on The Toronto Stock Exchange on the date of issuance), for services provided under, and pursuant to, the Management Agreement and the Unanimous Shareholder Agreement during the year ended December 31, 2000. These amounts include compensation to the Manager for taking the initiative in setting up and organizing PrimeWest and the Trust and acquiring the initial properties purchased by PrimeWest.


                              CORPORATE GOVERNANCE

         The Board of Directors and senior management consider good corporate governance to be central to the effective and efficient operation of PrimeWest and the Trust and fully support the Guidelines for Corporate Governance as set forth by The Toronto Stock Exchange (the "TSE Guidelines"). The TSE Guidelines are addressed below.

COMPOSITION OF THE BOARD OF DIRECTORS AND INDEPENDENCE

         An "unrelated" director for the purposes of the TSE Guidelines is a director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act in the best interests of the corporation, other than interests arising from shareholdings. In defining an unrelated director, the TSE Guidelines placed emphasis on the ability of a director to exercise objective judgment, independent of management. The TSE Guidelines also made an informal distinction between inside and outside directors. The TSE Guidelines consider an inside director a director who is an officer or employee of the corporation or any of its affiliates.

         The composition of the Board of Directors is prescribed by the Unanimous Shareholder Agreement, which provides that a number of directors equal to the number of directors nominated by the Trust less one (presently Mr. MacIntyre) are to be the nominee of the Manager. Mr. MacIntyre is an officer of PrimeWest and the Manager and is not an independent director. Four directors (presently Messrs. Emes, Kvisle, O'Brien and Milavsky) are nominees of the Trust pursuant to the Unanimous Shareholder Agreement. The four nominees of the Trust are independent directors. Although Mr. Emes is a partner in a law firm which provides services to PrimeWest, the Board of Directors does not believe that this interferes in any way with Mr. Emes' ability to act with a view to the best interests of PrimeWest. Pursuant to the terms of the Unanimous Shareholder Agreement, an independent director is to be elected the chairman of the Board of Directors by the directors from among their number. Mr. Milavsky is the independent director so elected as chairman.

         PrimeWest does not provide formal education programs for new directors, but does provide such orientation and information as individual directors may request. All directors, notwithstanding the manner in which they were nominated, are required to act in the best interests of PrimeWest.

BOARD COMMITTEES

         The Board of Directors has an Audit Committee and a Corporate Governance and Compensation Committee, which are both made up of the Independent Directors, all of which are outside directors as required by the TSE guidelines. The Audit Committee also functions as the Board of Directors' Reserves Committee. The Corporate Governance and Compensation Committee also serves as the Board of Directors' Health, Safety and Environment Committee. PrimeWest believes that the size of the Board of Directors is sufficiently small that certain matters that might otherwise be delegated to committees can be dealt with effectively by the entire Board of Directors. The Board of Directors as a whole has reviewed the compensation of the directors in light of their risks and responsibilities, as required by the TSE Guidelines. In addition, the Board of Directors has the ability to function independently of management and has the ability to engage outside advisors, at PrimeWest's expense, should the Board of Directors or individual directors so wish, as specified in the TSE Guidelines.

DELEGATION OF AUTHORITY

         The Management Agreement dictates the role of the Board of Directors of PrimeWest as supervisor of the Manager, as manager of PrimeWest and the Trust, and as the Trustee's delegate. The Board of Directors is responsible under applicable law for the management of the business and affairs of PrimeWest and consequently ensuring that the Manager fulfils its obligations under that agreement. The Board of Directors retains all powers which are not expressly delegated to the Manager.

                           APPROVAL AND CERTIFICATION

         The contents and mailing of this Management Proxy Circular have been approved by the directors of PrimeWest.

         The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATE:  November 6, 2001.



                             PRIMEWEST ENERGY TRUST
                    BY: PRIMEWEST MANAGEMENT INC., AS MANAGER



/s/ Kent J. MacIntyre                         /s/ Dennis G. Feuchuk
------------------------------------          ---------------------------------
Director and Chief Executive Officer          Vice President, Finance and Chief
                                              Financial Officer

                             PRIMEWEST ENERGY TRUST

                 ADDENDUM TO THE MANAGEMENT INFORMATION CIRCULAR
                     FOR THE SPECIAL MEETING OF UNITHOLDERS
                         TO BE HELD ON DECEMBER 12, 2001


         This is an Addendum to the Management Information Circular dated November 6, 2001 furnished in connection with the solicitation of proxies by the management of PrimeWest Energy Inc. for use at the special meeting of the holders of trust units of PrimeWest Energy Trust to be held on December 12, 2001. Capitalized terms used in this Addendum which are not defined herein have the meanings given to those terms in the Management Information Circular. Save and except as amended hereby, the Management Information Circular remains in full force and effect.

         The description of the Amalgamation in the Management Information Circular provides that the common shares of New PrimeWest will be owned by the Trust, as to 99%, and the Manager, as to 1%, and that the common shares of New PrimeWest to be held by the Manager will carry with them 11% of the votes attaching to the shares of New PrimeWest. Following printing of the Management Information Circular it became necessary to revise the shareholdings of New PrimeWest such that the common shares will be owned by the Trust, as to 89%, and the Manager, as to 11%. The shares of New PrimeWest to be held by the Manager would still only carry with them 11% of the votes attaching to the shares of New PrimeWest.

         The foregoing change will not affect the economic interest or voting rights of the Manager or the Unitholders in the Trust, as such matters are largely determined by the unanimous shareholder agreement and the royalty agreement of PrimeWest Energy Inc.

         The form of the special resolution set forth in the Management Information Circular and that is to be considered and voted on at the meeting and the Form of Proxy accompanying the Management Information Circular are hereby deemed to be amended such that references therein to the Management Information Circular shall be deemed to be references to the Management Information Circular as amended by this Addendum.


                                  CERTIFICATION

         The Management Information Circular as amended by this Addendum contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATE:  November 9, 2001.


                             PRIMEWEST ENERGY TRUST
                    BY: PRIMEWEST MANAGEMENT INC., AS MANAGER



/s/ Kent J. MacIntyre                         /s/ Dennis G. Feuchuk
------------------------------------          ---------------------------------
Director and Chief Executive Officer          Vice President, Finance and Chief
                                              Financial Officer